UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

MYSKIN, INC.

(Exact name of registrant in its charter)

California	26-1391338
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

410 32nd St., Suite 203 Newport Beach, CA	92663
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (949) 209-8953

Issuer’s facsimile: (949) 258-5379

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be registered

Common Stock, $.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition for “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐¨

Non-Accelerated Filer	☐¨	Smaller Reporting Company	☒

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to voluntarily register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to “MySkin, Inc.,” the “Company,” “we,” “our” or “us” means MySkin, Inc.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

ITEM 1.  BUSINESS

(a) Description of Business and

MySkin, Inc. (“MySkin”, the “Company”, “we”, or “our”), a California Corporation, was incorporated on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.

MySkin offers management services to MedSpas which provide skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, chemical peels and other age-management services. These MedSpas take a comprehensive approach to skin care, by offering a wide range of services. Our management services include, but are not limited to, marketing, providing working capital for inventory and accounts receivable, facilities, equipment, administration, personnel and management expertise for MedSpas. Utilizing electronic medical records, vendor relationships and customer service protocols, we intend to brand and replicate our management services with other doctors and practitioners in demographically selected metropolitan areas.

Whereas many practitioners understand how to provide various services, many do not desire to or understand how to set up and properly run a business. We partner with these practitioners to help them focus on providing the best services possible. If successful in this area we plan to offer similar services in age-management medicine centers.

We currently lease the facility for our center and complete improvements in the facility that houses the MedSpa business.  We will own all of the equipment utilized in the MedSpa, and we provide all of the administrative and sales support on all non-medically related areas.

On March 1, 2009, we entered into a Facilities and Management Services Agreement with Maria Teresa Agner, MD, Inc. (“MTA”) a California profession corporation pursuant to which we granted MTA the rights to perform advanced skin services in our current center.  MTA is a related party as Marichelle Stoppenhagen, our president and principle shareholder, owns 49% of MTA. As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company, with respect to the provision of the Management Services for the Practice (collectively, "Management Expenses"). Under this agreement, MTA is obligated to reimburse Management Expenses and pay a monthly service fee equal to forty percent (40%) of gross collected revenue with a minimum amount of $2,500 per month (“Service Fee”). Gross collected revenue is equal to all revenues for services performed and products sold by in the current center minus the cost of products sold. MTA has retained the services of Ms. Stoppenhagen, our president, Maria Teresa Agner, MD to provide services at our facility. We have not advanced any funds or loans to provide working capital for the operation of MTA.

Given sufficient capital, we plan to acquire and grow our locations nationwide through partnering with physicians to develop new MedSpas, acquiring failed MedSpas, and by opening new store locations near young retirement communities.

(b) Business of Issuer

We manage and operate a medical spa business and retail skincare products business.  In addition, we lease for our center and have completed improvements in the facility that houses the spa business, the retail business and the medical practice of MTA.  We own the equipment utilized in the MedSpa and the medical practice, and we contract with non-physicians who work with managing the MedSpa, the medical practice and the management company.

Our business model depends primarily upon a retail market approach for generating customers.  We generate business through marketing and advertising, public relations efforts with local charities, city and county organizations, hospitals and medical providers, networking and promotional events and open houses.  Internal marketing includes brochures, posters, magazines, health promotion articles, and educational materials that point to our services.   Once we have a new client, client follow-up, client referral programs and return visits are utilized to maintain and grow our business.

Management and Medical Services Agreement

On March 1, 2009, we entered into a Facilities and Management Services Agreement with MTA a California profession corporation pursuant to which we granted MTA the rights to provide advanced skin services in our current center.  MTA is a related party as Marichelle Stoppenhagen, our president and principle shareholder, owns 49% of MTA. As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice. MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month.

We are responsible for hiring and providing non-medical personnel, In addition, MTA gives us the right to manage all aspects of the medical practice’s financial and operational activities, including accounting, billing and collecting, staffing, inventory management, equipment procurement and management, facility management, marketing and other management services.  We provide all operational and financial management services outside the scope of clinical practice.

Under the Agreement, we are responsible for all management services related to the ordinary and usual business affairs of the practice.  We advise the practice in matters of compliance, policies, procedures marketing, billing and collection and other matters related to the operation of the practice; we provide financial, accounting, human resource and management services for the practice; we supervise and maintains records and files of the practice in compliance with HIPPA requirements; we manage all computer, software, bookkeeping and clerical services; we negotiate and secure contracts with vendors, suppliers and third party insurance companies related to the practice; and, we assist the practice in quality assurance and compliance programs.  We provide the specific space and improvements utilized for the MedSpa.  We provide equipment and furniture utilized in the MedSpa.

Under the Agreement, we pay all operating expenses of the MedSpa including physician compensation.  In addition, we loan MTA any amounts of monthly shortfall in the funds necessary to pay all expenses of the practice and the practice repays loans with interest to us when collections exceed monthly expenses.

Our Services

We provide management services to companies that deliver of medical esthetics in an upscale facility located in a high-traffic retail corridor.   Our business concept combines a customer-service oriented MedSpa for advanced skincare services and products.  We believe in creating a new experience for the health-conscious healthcare consumers who have increased service expectations and are seeking not just to get well, but to stay well and look well.  Our facility, the interior design, aroma therapy, programmed visual and sound media fulfills are designed to not look, act or smell like a doctor’s office.  We believe this environment, experience and service can be replicated and branded giving individual a consistent experience.

Plan of Operations

We plan to expand by partnering with physicians to acquire failed MedSpas and by opening new store locations near young retirement communities.  We plan to implement a sustainable business model focused on:

·	Cost containment;
·	Lead generation;

·	Front desk manner;
·	Superior customer relations;

·	Customer retention;
·	Minimizing employee turnover; and

·	Maintaining high employee job satisfaction;

Our goal is to generate revenue levels relative to cost structure that allow for break even by the end of fiscal year 2012.  In addition, we plan to offer higher frequency, lower price point services that keep utilization levels high to drive client growth and satisfaction; the ability to differentiate quality, service and safety vis-а-vis the competition; and strong marketing / advertising to effectively deliver the message to the target customer.  In the next 12 months, we believe we will need to raise an additional $250,000 to execute our plans of acquisition and expansion.  We will need to scale back our growth to the extent we are unable to raise this money. For our current operations, we do not foresee additional material costs in operations. To the extent that we expand our operations, our costs will vary dramatically depending on the size of the acquired organization or the location of the new venue.

We will implement the following keys to maximize our potential for future success:

1.	Lead Generation. Focus on lead generation by utilizing low cost marketing tactics.

2.	Front Desk Manner. The front desk staff will be the first impression on the customer and sets the experience which leads to increased satisfaction and sales.

3.	Customer Relations. Staff members will understand the importance of bonding with customers and striking the perfect balance between professional expertise, ethics, credibility, and personal chemistry, for higher client retention. We believe in hiring the highest caliber of practitioners.

4.	Customer Retention. The client develops a sense of loyalty and devotion to the MedSpa which supersedes superficial attractions such as price, discounts, location, and other factors. Unlike the patient acquisition in medical practices, customer loyalty has to be earned. While doctors use insurance providers to drive patients in the door, MedSpa customers pay out of pocket for their services. As a result, the competition to win and retain this new breed of "retail" aesthetic client is fierce. MySkin will make a point to teach each manager how to deal with this challenge by providing them with loyalty building programs containing special offers and events to take the relationship with each client to a higher level.

In any area we target for entrance, we will first plan and develop a strategy specific to the marketplace.  A comprehensive market analysis will be done.  This will include studying the demographics.  We will also see whether the market is saturated by other MedSpas. A feasibility study will then be done.  A site selection will then be performed.

Next, the director will be trained in our standard operating procedures, sales and service training and financial management. Upon completion, we will work with the director to hire staff which is composed of trained and licensed individuals who understand how to provide comfort and compassion to our client/patients. A characteristic of our team members will be self-motivated, high-energy individuals who have a thirst for knowledge and have mastered their skills. A bonus and option program will be tied to attaining specific revenue goals with the attempt to maintain a positive atmosphere and keep the staff focused and functioning as a team as well as retaining staff.

Vendors

Our vendor for our laser-based machine, the Harmony XL is Alma Lasers LTD. This was a one time purchase. We do not have a contract with Alma Lasers LTD.

We purchase our injectibles from Allergan, Inc. and chemicals used in conjunction with the chemical peels from Lucrèce Physicians' Aesthetic Research, Inc.

Our main skin care vendors for our products are Obagi Medical Products, Inc., and ColorScience which provide us with routine terms. These products are purchased on an as needed basis at a rate set by our vendors and are generally paid for at the time of sale. We do not have a contractual commitment with our vendors to buy a certain amount of their products.

Plan of Operation

We plan to expand through partnering with physicians to open new MedSpa locations in young retirement communities and the acquisition of failed MedSpas.

Milestones

In the next twelve months, we have set the following milestones:

1. 0-180 days after the effectiveness of this Form 10 we intend to raise additional funds of approximately $250,000 through the private placement of debt or equity under Regulation D of the Securities Act of 1933.

2. 90-180 days after effectiveness of this Form 10 we intend to open another location. In order to open another location, we are dependent on securing addition funding. To the extent that we are unable to do so, we will push this out.

3. 180-270 days after effectiveness of this Form 10 we intend to begin look for candidates for acquisition. We will pursue candidates for acquisition through various trade associations. We plan to utilize a combination of funding raising and our stock to consummate such a transaction.

4. 270-365 days following effectiveness of this Form 10 we intend to either begin open five new locations or make acquisitions.

Business Model

We plan to implement a sustainable business model that focuses on the following:

•                     Cost conscience;

•                     Lead generation;

•                     Front desk manner

•                     Customer relations;

•                     Low employee turnover by high employee job satisfaction

We need to raise additional cash in order to implement and expand our operations. We will need approximately $250,000 in order to allow us to expand our operations in the next 12 months. To the extent we do not raise additional capital, our growth strategy will be curtailed.

If we cannot or do not raise such funds and our revenue is below our expectation, we may be forced to cease operations. We do not intend to hire additional employees at this time until we complete additional fundraising or our profitability allows it.

Marketing Plan

We plan to market the Company through the following strategies:

·	Market new services and products to current clients
·	Customer referral program and VIP program which will offer the customer rewards for referring new clients

·	Local advertising that targets customers in the immediate area
·	Customer acquisition of poorly performing MedSpas

·	Email marketing to through a monthly E-Newsletter which provides monthly specials.

We have developed a marketing strategy to promote our alternative age prevention health practices and treatments in a spa-like setting. This program will include ads, mailings, promotions, seminars and website. We have developed a project plan that maximizes the power of our brand, and product line, which identifies our facilities’ key market segments, including both skin care and anti-aging programs for many ages. The plan incorporates the pre-opening phase, the public launch, plus ongoing marketing activities to reinforce that the MedSpa and products are easily recognized.

Using local and community papers, direct mail advertising, radio and some cable advertising we plan to use a modest budget. The print materials for newspaper will include bulleted services for both MedSpa services and a ‘free consultation’ invitation. We will create urgency with space is limited or limited time offer. After the opening of a new store, we will focus on direct mail aimed at our targeted demographic.

Our website will be a powerful business tool. Our web strategy and marketing plan will inform new clients, increase product sales, and improve profitability. Visually showcasing our MedSpa with photos, demonstrating before and after results of our procedures and treatments strongly benefits our business. We plan to have a FAQ’s page on common procedures as well as a page dedicated to alternative practices and up to date information on the latest in cosmetic products and services.

Our MedSpa’s primary selling tool, our services menu, describes not only the treatments that are offered but details how each one is unique. Our menu is visually pleasing and reflects the unique atmosphere of our location and facility.

Another important marketing tool that we have is our signage. We are located and plan to locate future locations in high traffic areas.  Our signage will draw attention to our services in a clear and concise manner.

We will hold weekly and monthly open house where clients can invite their to friends lectures on wellness issues acting as a vehicle to sell services and products. Discounts will be given for those who book an appointment that night.

With a large number of existing patients, many patients come in for the initial consults for microdermabrasion or laser hair removal (the lower priced items), and graduate to having more expensive procedures such as skin rejuvenation, Juvaderm, BOTOX. Skin rejuvenation, laser hair removal, microdermabrasion, and cosmetic injectables, provides a solid foundation to secure a full service MedSpa. From this platform, one can augment a variety of other treatments including Aesthetic skin care such as facial treatments, and massage and body therapies. Additionally, many patients will turn into clients within the spa services arena of our facility and visa versa.

Our media objectives are to establish our image as full service MedSpa with extras inclusive and a warm, friendly, tranquil atmosphere. We will maximize efficiency in the selection and scheduling of advertisements by;

Industry

The management of services business of the aesthetic treatment market consists of a broad range of company owned and physician owed companies. Some companies in this industry manage business services through our sourced management services companies and some physicians manage these services themselves.

The provision of management services is effected by the aesthetics industry in which it operates. In addition, both in the United States and throughout the rest of the world, an aesthetic spa market is emerging, which includes day spas, destination spas, MedSpas, and resort and hotel spas. Along with conventional massage, body, and skincare treatments, these facilities are beginning to introduce non-invasive energy-based aesthetic treatments performed by spa technicians and professionals.

 Competition

The MedSpa industry is highly competitive. Most of our competitors have greater financial, personnel and other resources than MySkin and therefore have greater leverage in acquiring prospects, hiring personnel and marketing their products and services. At the present time, we believe that there are no dominant competitors in the integrated medical healthcare, preventive/wellness and medical skin-care services but we would classify regional competitors as Mana Medical Associates, Mercy Medical Clinics and Wellness and Skin Therapy Center and national competitors as Radiance MedSpa Franchise and Sona Med Spas.

Government Regulation

Certain of the Federal and state laws and regulations impacting our business and the services provided at our current and future clinics are set forth below. As we expand into new jurisdictions, we will analyze and constantly reevaluate our compliance with applicable Federal, state and local law.

●	Corporate Practice of Medicine. Certain states, including California, impose restrictions related to the practice of medicine by business entities. To comply with relevant California state law, we entered into a management services agreement with MTA. See the above for a description of the management services agreement.
●	Licensing. Certain state and Federal laws and regulations govern the administration and licensing of the medical and technical staff providing services at our clinics. Each physician, registered nurse and physician assistant providing professional services at our clinics must, to the extent required by applicable law, hold valid licenses and have the required qualifications and/or experience for such services. Each person operating lasers at our clinics must, to the extent required by applicable law, hold valid licenses and/or have the required qualifications and/or experience for such services. Furthermore, these medical professionals are prohibited from providing services beyond the scope of their licensure and must operate lasers under appropriate supervision. In addition, certain states require that facilities providing laser hair removal services obtain a license. See “California Regulation of Physician Supervision” below for a description of applicable California.
●	Anti-Kickback and Fee Splitting Laws. The business conducted at our clinics is subject to various state and Federal regulations restricting (i) kickback, rebate or division of fees between physicians and non-physicians, (ii) the manner in which a prospective patient may be solicited, (iii) the receipt or offering of remuneration as an inducement to refer patients and (iv) physician self-referral. See “California Anti-Kickback and Fee Splitting Laws” below for a description of applicable California state law.
●	FDA Approval. The lasers used in our clinics are medical devices subject to the jurisdiction of the Food and Drug Administration, or the FDA. The FDA has established stringent approval requirements applicable to the initial use and new uses of the lasers used in our clinics.

●	Patient Confidentiality. The maintenance and safeguarding of patient records, charts and other information generated in connection with the provision of professional medical services at our clinics are regulated by state and Federal confidentiality laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, the California Confidentiality of Medical Information Act (relevant to our California clinics).

California Restriction on the Corporate Practice of Medicine

Section 2052 of the California Business & Professions Code provides that “(a)ny person who practices or attempts to practice, or who holds himself or herself out as practicing...[medicine] without having at the time of so doing a valid, unrevoked, or unsuspended certificate...is guilty of a public offense.” Further, Section 2400 of the Business & Professions Code provides that “(c)orporations and other artificial entities shall have no professional rights, privileges, or powers.” The California Medical Board has interpreted the forgoing to generally restrict the ownership of a corporation practicing medicine in California. Accordingly, under California law, a business entity such as the Company is not permitted to engage in the practice of medicine, although we may provide management services to a medical practice so long as we do not exercise excessive control over the medical practice, among certain other legal requirements. With respect to our California clinics, we provide marketing and practice management services to MTA pursuant to a management services agreement. The management services agreement is intended to comply with applicable California state law.

California Regulation of Physician Supervision

In performing its services under the management services agreement, MTA engages, compensates and supervises advanced registered nurse practitioners, physician assistants and registered nurses (either as employees or independent contractors) to assist with laser and esthetic services performed at our current clinics. Accordingly, MTA must comply with relevant California state laws and regulations applicable to the provision of healthcare services by advanced registered nurse practitioners, physician assistants and registered nurses.

The California Medical Board has taken the position that a physician assistant may generally provide laser services under the supervision of a physician. Under California regulations (Title 16, Section 1399.545), such supervising physician must be available in-person or by electronic communication at all times during the physician assistant’s provision of such services.

However, the applicable nurse and nurse practitioner regulations are not as clear as the regulations governing supervision of a physician assistant. California Business & Professions Code 2725 provides that the practice of nursing includes operating under standardized procedures. In addition, the California Board of Registered Nursing has indicated that it is within a registered nurse’s scope of practice to use laser therapy for patients if there is an approved “standardized procedure,” or a policy or protocol developed through collaboration by the physician and the registered nurse. Although the standardized procedure must describe the scope of supervision required, the relevant California regulations (Title 16, Section 1474) describing the requirements for standardized procedures do not contain a legal definition of “supervision.” The California Medical Board has indicated that absent a legal definition, the plain English definition applies, where “supervision” is defined as “the act of supervising, which is to oversee, to direct, to have charge, to inspect, to provide guidance and evaluation.” The Medical Board has further elaborated that when functioning under “standardized procedures,” physicians need not be present in the facility when the procedures are performed; however, the facility must be a medical setting under the control of the physician. Further, the Medical Board has expressed its view that an appropriate prior examination is also required where prescriptive devices (such as lasers) will be used, which such examination may not be delegated to registered nurses. The Medical Board has not provided a definition of an “appropriate medical examination.” Pursuant to guidance issued by the Medical Board, after performing the examination, a physician, advanced registered nurse practitioner or physician assistant may delegate a procedure that utilizes a prescriptive device to a nurse working under standardized procedures. Furthermore, the Medical Board has indicated that physicians must be within a geographical distance that enables them to effectively provide supervision and support when needed or upon request. The California Medical Board has not formally adopted regulations that set forth all of the views expressed in this paragraph.

We believe that the services provided in our clinics by MTA are in compliance with the California laws and regulations governing licensing and physician oversight. A physician is responsible for the overall clinical operations of our clinic and is present or is available telephonically and/or via teleconference while laser procedures are performed at our clinic. Dr. Agner provides supervision for our clinic; provided, however, when Dr. Agner is unavailable, Dr. Agner or MTA makes arrangements with another board certified physician to provide supervision. A significant majority of the procedures conducted in our clinic are supervised by a physician available telephonically or via teleconference. In our clinic, a physician, advanced registered nurse practitioner or physician assistant performs patient examinations and is on site when laser procedures are performed. A physician, advanced registered nurse practitioner, physician assistant or registered nurse performs the laser procedures. We believe that this satisfies the California laws, rules and regulations governing supervision of allied health care providers including the supervision of physician assistants and the implementation of standardized procedures and protocols for registered nurses and advanced registered nurse practitioners.

California Anti-Kickback and Fee Splitting Laws

Section 445 of the California Health and Safety Code, provides that “no person, firm, partnership, association or corporation, or agent or employee thereof, shall for profit refer or recommend a person to a physician, hospital, health-related facility, or dispensary for any form of medical care or treatment of any ailment or physical condition. The imposition of a fee or charge of any such referral or recommendation creates a presumption that the referral or recommendation is for profit.” A violation of Section 445 is a misdemeanor and may subject the offender to imprisonment in the county jail for not longer than one year and/or a fine of not more than $5,000.00. Further, a violation of Section 445 may be enjoined by the California Attorney General.

Section 650 of the California Business and Professions Code also makes it unlawful for a “licensee,” including a physician, to pay or receive any compensation or inducement for referring patients, clients or customers to any person or entity, irrespective of any membership or proprietary interest in or with the person or entity receiving the referral. Violation of the statute is a public offense punishable by imprisonment and/or a fine of not more than $10,000. Section 650 provides, however, that it is not unlawful for a physician to refer a patient to a health care facility solely because the physician has a proprietary interest or co-ownership in a health care facility, provided that (1) the physician’s return on investment for that proprietary interest or co-ownership is based upon the amount of capital investment or proportional ownership of the physician; and (2) the ownership interest is not based on the number or value of any patients referred. Further, Section 650 provides that the payment or receipt of consideration for services other than the referral of patients that is based on a percentage of gross revenue or a similar type of contractual arrangement is not unlawful if the consideration is commensurate with the value of the services furnished or with the fair rental value of any premises or equipment lease or provided by the recipient to the payor.

We believe that our relationships with MTA are in compliance with California’s anti-kickback and fee-splitting statutes.

Insurance

 We currently possess insurance to cover the services we provide.  We believe this will cover potential liabilities we may be exposed to.  However, this may not be enough be enough to cover potential claims.

Company’s office

We currently have only one location.  Our office is located at 410 32nd St. Ste. 203 Newport Beach, CA 92663and our telephone number is (949) 209-8953.

Employees

We currently have no employees.  Upon future expansion we plan to hire additional employees. We conduct our operations through the services of several independent contractors.

Intellectual Property, Trade Names, Trademarks and Service Marks

Our overall policy will be to pursue registration of our marks whenever possible and to oppose vigorously any infringement of its marks. There can be no assurance that if and when we develop and implement our trademarks and/or service marks, that such trademarks and/or service marks will afford protection against competitors with similar products and services. There can also be no assurance that our trademarks and/or service marks will not be infringed upon or designed around by others, or that we can adequately prosecute or defend any infringements. Currently, we have not filed an application to register the mySkin trademark.

Corporate Information

Our principal executive offices are located at 410 32nd St., Ste. 203, Newport Beach, CA 92663.  Our telephone number is (949) 209-8953.  Our website is www.myskinmed.com.

 (c) Reports to security holders.

(1) The Company is not required to deliver an annual report to security holders and at this time does not anticipate the distribution of such a report.

(2) The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

(3) The public may read and copy any materials the Company files with the SEC at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1.A RISK FACTORS

 An investment in the Company is highly speculative in nature and involves an extremely high degree of risk.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our business plan involves operations in a highly competitive industry with few barriers to entry and our working capital, including the funds available to market our services, is limited.  There are no assurances whatsoever that we will ever successfully implement our business plan, generate any significant revenues, attain profitability or positive cash flow from operating activities.  In addition, following the date of this prospectus we will become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to quarterly, annual and other reports to be filed with the SEC.  These reporting obligations will require us to spend significant amounts on audit and other professional fees.  Because of our limited capital resources we may be unable to meet our working capital requirements which would have a material adverse effect on our business, financial condition and results of operations.  We are subject to all the risks inherent in a start-up enterprise.  Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

A significant majority of our revenues are currently derived from a management services agreement with MTA.

The revenues from our California clinics, which represent a significant majority of the Company’s revenues, are derived from services provided under a management services agreement with MTA. See Business Description. Under the terms of the management services agreement, our management service fee is equal to 40% of the gross revenues of MTA. We can give no assurance that a qualified replacement will be expeditiously identified and approved in the event our management service agreement is terminated. The termination of our management services arrangement could have a material adverse effect on our financial condition, cash flows and results of operations.

The physicians providing services in our clinics will likely not devote 100% of their time to the Company’s business.

Dr. Agner, our current contracting physician, devotes approximately 10% of his time to (i) treating patients outside of his relationship with us, (ii) research and continuing education, (iii) managing the business affairs of MTA and (iv) interviews and other media activities which may or may not benefit our business. We anticipate that all of the primary physicians with whom we may contract, and who assume responsibility for ensuring the overall supervision and operation of our future clinics will similarly devote less than 100% of their time to our business or the provision of services at our clinics. There is a risk that our contracting physicians will not devote the requisite time to our business or the provision of services at our clinics, thereby adversely effecting our results of operations and financial condition.

We have incurred losses in prior periods and may incur losses in the future.

We incurred net losses of $121,994 for the period from November 15, 2007 (inception) to December 31, 2011. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

We have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

Our failure to partner with physicians and nurse practitioners in a competitive labor market could limit our ability to execute our growth strategy, resulting in a slower rate of growth.

Our business depends on our ability to continue to work with a sufficient number of qualified licensed doctors and nurses. We have contracted with MTA to staff our medical clinic.   Although we believe we have an effective recruitment process, there is no assurance that we will be able to secure arrangements with sufficient numbers of licensed doctors and nurses or retain the services of such practitioners. We may also recruit our personnel from a variety of employment agencies and services. If we experience delays or shortages in obtaining access to qualified physicians and nurses, we would be unable to expand our services and operations, resulting in reduced revenues.

We rely upon a third party to provide our medical personnel and as a result, we could be adversely affected by the inability of the third party to provide sufficient personnel, the financial condition of the third party or by the deterioration or termination of our relationship with the third party.

As a result of state regulations, we are unable to directly employ medical personnel, as it would constitute the unlawful practice of medicine.  As a result, we have entered into a Facilities and Management Services Agreement with MTA.  Pursuant to this agreement, MTA has the exclusive right to operate a medical practice in our facility, including the responsibility of hiring the medical personnel (physicians and nurses).  A significant decline in MTA’s financial condition or an inability of them to hire enough qualified medical personnel could adversely affect our results of operations.

Our business may be adversely affected by any downturn in the U.S. economy and other market factors outside of our control.

Our business is dependent on discretionary consumer spending. A significant downturn in the national economy, heightened inflation and prolonged economic weakness in the spending of discretionary funds, could adversely affect our business, financial condition and results of operations. Our products and services are not eligible for insurance reimbursement and as such any reduction in consumer spending may adversely affect our business. Although we believe we have adopted an effective strategy of steady growth so that we would be less negatively influenced by adverse economic conditions, there can be no assurance that we will be successful in expanding the nature and scope of our product and service offerings.  In such an environment, our business, financial condition and results of operations could be materially and adversely affected.

We may not succeed in establishing intellectual property or our brand name, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share by continuing to promote and establish our brand name or trademark.  Currently, we do not have a registered trademark or other intellectual property.  If we cannot establish our brand identity through our trademark, we may fail to build the critical mass of customers required to substantially increase our revenues.  Promoting and positioning our brand in the marketplace will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience.  To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts.  If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.  If we fail to register MySkin as a trademark it may hurt our efforts to build brand identity.

If any of our third party suppliers or manufactures is required to obtain regulatory approval and fail to obtain or maintain the regulatory approvals, and cannot adequately meet our supply needs, our business could be harmed.

We use third party products, equipment and other supplies that are available from limited commercial sources.  Some of these products and equipment are regulated by the FDA, and our supply may be interrupted or impaired by regulatory issues that such vendors may experience.  There is no guarantee that any such vendors will be able to meet existing regulatory requirements without significant expense, or be able to satisfy any new regulatory requirements. We may not have the ability to substitute material from an alternate source.  If we experience product or equipment shortages as a result of any regulatory issues experienced by our vendors or for any other reason, such shortages could have an adverse impact on our ability to sell our services and products and negatively impact our revenue.

If we are unable to avoid significant exposure to product liability claims, our business could be harmed.

We are exposed to professional and product liability and other claims in the event that our services or the use of our products is alleged to have resulted in adverse effects.  While we will continue to take precautions, we may not avoid significant product liability exposure.  We do not currently maintain product liability insurance, and there is no guarantee that we will have coverage in the future sufficient to alleviate this risk.  If we are sued for any injury caused by our services or products we use, we could suffer a significant financial loss.

We lack long-term contracts with vendors and clients and there can be no assurance that we will successfully establish or maintain any long-term contracts to buy or sell ours products and services in the future.

The MedSpa industry is predominantly a localized industry with few dominant companies and many single owner locations.  As such, there is significant competition for vendors and clients and less incentive for long term contract opportunities.  Additionally, we do not have long-term contracts with our vendors to buy and sell our products.  We may not be able to sell our current product line and have to sell an alternative product line which may not have customer acceptance.  This could adversely affect our product revenue.  Additionally, due to our relative small size and order volume, larger competitors may obtain price advantages due to larger volume of sales in the same products.  We plan to establish long term contracts with our product vendors which would give us volume discounts when certain goals were accomplished.

We have generated little revenue from our business and we may need to raise additional funds in the near future. If we are unable to do so, we might be forced to discontinue our operations.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the results of our sales activities, the acquisition of competitors, purchase of equipment or additional property leases and various market conditions. We believe that the net proceeds from our prior capital raising activities, together with our current and projected revenue and cash flow from future operations, if any, will be sufficient to fund our working capital and other capital requirements in the future. We will require additional capital to conduct our business activities if we decide to grow our business. Based on current and expected operations, we anticipate that we will require approximately $250,000 to expand our operations over the next twelve months. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our planned expansion and/or otherwise materially reduce our operations. Even if such funds are available, there can be no assurance that our business will be successfully developed or received. . If we are to sell additional shares, such sale may result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and meet our business objectives, which might result in the loss of some or all of your investment in our common stock.

We are dependent on key personnel to operate and grow our business.

Our success will be largely dependent upon the efforts of Marichelle Stoppenhagen. We do not currently have an employment agreement with Ms. Stoppenhagen. The loss of the services of this individual could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individual in the future. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel.

No public trading market currently exists for our common stock, which makes it difficult for our stockholders to sell their common stock.

Our shares of common stock are not currently publicly traded. We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active public market will develop or be sustainable for our common stock. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Our President and Chairman holds a controlling interest in our company, and she may be able to control or influence certain corporate actions without approval by other stockholders.

As of January 13, 2012, our President and Chairman, Ms. Stoppenhagen beneficially owns approximately 70% of our outstanding common stock. As a result, she may be able to control or substantially influence the outcome of matters requiring approval by the stockholders of the Company, including the election of directors and approval of significant corporate transactions.

We have never paid dividends and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.  We disclaim any obligation to update forward-looking statements.  You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

We were incorporated in California on November 15, 2007.   Given sufficient capital, we plan to acquire and grow our locations nationwide, as described in the “Description of Business.”

MySkin offers management services to MedSpas which provide skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, chemical peels and other age-management services. These MedSpas take a comprehensive approach to skin care, by offering a wide ranch of services. Our management services include, but are not limited to, marketing, capital, facilities, equipment, administration, personnel and management expertise for MedSpas. Utilizing electronic medical records, vendor relationships and customer service protocols, we intend to brand and replicate our management services with other doctors and practitioners in demographically selected metropolitan areas.

Our auditors have issued a going concern opinion which means they concluded there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. The opinion was issued because we have generated minimal revenues and minimal revenues are anticipated for the foreseeable future.

Cash and Cash Equivalents

 As of December 31, 2011, we had cash and cash equivalents of $56,294. We anticipate that a substantial portion shall be used as working capital and to execute our growth strategy and business plan. As such, we further anticipate that we will have to raise additional capital through debt or equity financings to fund our operations during the next 12 months.

Critical Accounting Policies and Estimates

Accounts Receivable - We extend credit to our customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although we expect to fully collect amounts due, actual collections may differ from estimated amounts.  We estimate an allowance for doubtful accounts based upon a percentage of revenue earned.  When we expect that there is less than a 10% chance of collection, we write the receivable off to its allowance for doubtful accounts.  We do not typically accrue interest or fees on past due amounts.

Revenue Recognition — We recognize revenue associated with our business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows we attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — We record the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Fiscal Year 2011 Compared to Fiscal Year 2010

Results from Operations

Revenues

Revenues were $75,856 and $62,337 for the years ended December 31, 2011 and 2010, respectively. The revenue for the year ended December 31, 2011 consisted $61,776 for of aesthetic services performed by MTA and $14,080 for products sold. The revenue for the year ended December 31, 2010 consisted $44,637 for aesthetic services performed by MTA and $17,700 for products sold.

Cost of Sales

Cost of sales was $61,584 and $41,782 for the years ended December 31, 2011 and 2010. The cost of sales for the year ended December 31, 2011 consisted $21,408 for of aesthetic services performed by MTA, $23,922 for materials used in those services and $16,254 for products sold. The cost of sales for the year ended December 31, 2010 consisted $22,334 for of aesthetic services performed by MTA, $10,515 for materials used in those services and $8,933 for products sold.

Selling, General and Administrative Expenses

Selling, general and administrative (“S,G&A”)expenses were $54,836 and $44,003 for the years ended December 31, 2011 and 2010, respectively. The increase in selling, general and administrative expenses of $10,833 was due to an increase in consulting expenses. . The S,G&A for the year ended December 31, 2011 consisted primarily of $22,036 of depreciation expense, $8,250 of rent expense, and $6,917 of staffing expense depreciation expense, $9,000 of rent expense, . The S,G&A for the year ended December 31, 2010 consisted primarily of $20,360 depreciation expense and $9,000 of rent expense.

Other Income

Other income was zero and $12,915 for the years ended December 31, 2011 and 2010, respectively. This was related to proceeds from an insurance recovery.

Liquidity and Capital Resources

We may experience illiquidity and may be dependent on our management and shareholders to provide funds to maintain our activities.  In the event that we are not able to raise additional capital, Marichelle Stoppenhagen has indicated they are willing to accrue their expenses until such time that we are financially stable. Net cash used in operating activities in 2011 and 2010 was $49,842 and 2,339, respectively.  Cash provided by operating activities in 2011 consisted mainly of a decrease of $43,224 in accounts payable to a related party due to a forgiveness of debt.

Net cash used in investing activities in 2011 and 2010 was $7,972 and zero, respectively which was due to the purchase of equipment.

Net cash provided by financing activities in 2011 and 2010 was $110,500 and zero respectively.  In December 2011, we entered into a Revolving Promissory Note (the “Note”) with Marichelle Stoppenhagen, our president.  Under the terms of the Note, Ms. Stoppenhagen agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until December 31, 2012.  All advances shall be paid on or before December 31, 2012 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.  In the Event of Default, the Holder shall be held in a first credit position on the entire amount due on this Note. We immediately withdrew $50,000 to fund our plans. Currently, there is $50,000 remaining to us to draw upon under this Note as of December 31, 2011.

In December 2011, Marichelle Stoppenhagen, our president, forgave amounts owed to her by the Company of $60,500 which we recorded as a capital contribution.

We plan to seek additional funding of $250,000 to grow faster.  In the event that we do not receive these funds, we do not have any capital commitments and believe that our current working capital is sufficient to fund our operations for the next 12 months if we take a more conservative growth strategy.  The amount our future capital requirements, however, depends primarily on the rate at which we begin generating revenues and the gross profit margins we are able to achieve. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our services and the degree to which competitive services adversely impact our anticipated gross profit margins.  As long as our cash flow from operations remains insufficient to completely fund operations, we will deplete our financial resources.  If our business does not grow at the rate we internally project, we may be required to seek additional capital through equity and/or debt financing.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing stockholders may be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  Should it be necessary to raise additional working capital, there can be no assurance that acceptable financing can be obtained on suitable terms, if at all.  If we were unable to obtain the financing necessary to support our operations, we could be unable to continue as a going concern.  In that event, we could be forced to cease operations and our stockholders could lose their entire investment in our Company.

Off-Balance Sheet Transactions

There are no off-balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.

ITEM 3.	DESCRIPTION OF PROPERTY

We currently occupy approximately 600 square feet of office space located at 410 32nd St., Ste. 203, Newport Beach, CA 92663. We have a month to month lease which we pay $650 per month from an unrelated third party. The lease does not have a renewable clause.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 13, 2012, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such outstanding common stock, (b) each director of the Company, (c) each named executive officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature Of Beneficial Ownership(2)	Percent of Class
Brookstone Capital LLC	Common	150,000	10.6%

Paul Matthews	Common	150,000	10.6%

Marichelle Stoppenhagen	Common	1,000,000	70.4%

All Executive Officers and Directors as a Group (1)		1,000,000	70.4%

Total		1,300,000	91.6%

___________

(1)  The address of Ms. Stoppenhagen, 410 32nd St., Ste. 203, Newport Beach, CA 92663.

(2) The foregoing beneficial owners hold investment and voting power in their shares.

ITEM 5.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our current directors and executive officers and the date such person became one of our directors or executive officers. Our directors were elected by a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. All of our directors, except for Ms. Stoppenhagen, are independent as determined by the NASDAQ listing standards.

Name	Age	Position
Marichelle Stoppenhagen	37	Director, President, Chief Financial Officer and Secretary

Marichelle Stoppenhagen has been a Director, President and Chief Financial Officer of Myskin since December 2007.  Ms. Stoppenhagen is a Registered Nurse who has four years of experience in the MedSpa Industry.  Ms. Stoppenhagen worked for Sona MedSpa from 2004 until 2007. Prior to this, Mrs. worked as a Registered Nurse at New York University Hospital from 2001 until 2003.  Ms. Stoppenhagen holds a Bachelor of Science in Nursing from Dominican College in New York.

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

Board Experience

  Our board of directors has diverse and extensive knowledge and expertise in healthcare that is of particular importance to us. Our current director was nominated to the board of directors on the basis of the unique skills she brings to the board. We will select additional directors based upon the experience and unique skills they bring as well how these collectively enhance our board of directors as we expand. On an individual basis:

Our Chairman, Ms. Stoppenhagen, has over 10 years of experience in the medical esthetics industry. Her comprehensive experience and extensive knowledge and understanding of the healthcare and specifically medical esthetics has been instrumental in the creation, development and launching of our company, as well as our current strategy.

(b) Significant Employees.

None.

(c) Family Relationships.

None.

(d) Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

(e) The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f) Code of Ethics

The Company has adopted a code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Company’s code of ethics may be obtained free of charge by contacting the Company at the address or telephone number listed on the cover page hereof.

In summary, MySkin expects employees at all levels to observe and respect the laws and regulations and standards of business conduct that govern the conduct of our business. The Company is committed to designing, applying, and enforcing a corporate compliance program that will assist its employees in achieving this goal.

All employees are expected to read and understand this Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all contractors, representatives and agents are aware of, understand and adhere to these standards.

ITEM 6.	EXECUTIVE COMPENSATION

The summary compensation table below shows certain compensation information paid for services rendered in all capacities to us by our principal executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the years ending December 31, 2011 and 2010. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Marichelle Stoppenhagen(1)
	2010	$ 4,500	-	-	-	-	-	$-	$4,500
President, Chief Financial Officer and Director	2011	$5,600	-	-	-	-	-	$-	$5,600

(1)	Marichelle Stoppenhagen, our President was paid at a rate of $65.00 per hour for services rendered for the years ended December 31, 2011 and 2010.

We entered into a consulting agreement with Marichelle Stoppenhagen, our President, whereby she was paid at a rate of $65.00 per hour for services in conjunction with running the operations.

None of the executive officers have received a bonus or deferred compensation.

Outstanding Equity Awards at December 31, 2011 and 2010: None

Option Exercises and Stock Vested Table: None

Pension Benefits Table: None

Nonqualified Deferred Compensation Table: None.

All Other Compensation Table: None.

Perquisites Table: None.

There are no existing or planned option/SAR grants.

Director Compensation

Our directors did not receive any compensation in the fiscal years ending December 31, 2010 and 2011.

All directors receive no cash compensation for their services as directors.

Employment Contracts and Termination of Employment and Change in Control Arrangements with any of the Board of Directors.

There are no employment contracts, compensatory plans or arrangements (except as referenced above regarding Ms. Stoppenhagen’s consulting contract), including payments to be received from the Company with respect to any executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control of the Company or a change in the person's responsibilities following a change in control of the Company. Nor are there any agreements or understandings for any director or executive officer to resign at the request of another person. None of the Company's directors or executive officers is acting on behalf of or will act at the direction of any other person.

Compensation Pursuant to Plans; Pension Table: We have no retirement, pension, profit sharing, or other plan covering any of our officers and directors.

We have adopted no formal stock option plans for our officers, directors and/or employees. We reserve the right to adopt one or more stock options plans in the future. Presently we have no plans to issue additional shares of our common or preferred stock or options to acquire the same to our officers, directors or their affiliates or associates except for the board of director’s compensation plan.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Related Person Transactions

 Other than the transactions described below, since our inception, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

-	in which the amount involved exceeds $120,000; and
-	in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

On March 1, 2009, we entered into a Facilities and Management Services Agreement with Maria Teresa Agner, MD, Inc. (“MTA”) a California profession corporation pursuant to which we granted MTA the rights to operate advanced skin services in our current center.  MTA is owned 51% by Maria Teresa Agner, MD and 49% by Marichelle Stoppenhagen, our president and principle shareholder. As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice. MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month. Ms. Stoppenhagen, our president, owns a minority interest of MTA.

Promoters.

None

Corporate Governance and Director Independence.

The Company has not:

•	established its own definition for determining whether its directors and nominees for directors are “independent” nor has it adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor
•	established any committees of the board of directors.

Given the nature of the Company’s business, its limited stockholder base and the current composition of management, the board of directors does not believe that the Company requires any corporate governance committees at this time. The board of directors takes the position that management of a target business will establish committees that will be suitable for its operations after the Company consummates a business combination.

As of the date hereof, the entire board serves as the Company’s audit committee.

ITEM 8.	LEGAL PROCEEDINGS.

Presently, there are no pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and the Registrant does not know nor is it aware of any legal proceedings threatened or contemplated against it.

ITEM 9.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.

The Company’s common stock is currently not quoted on the OTC Markets or the OTC Bulletin Board. Therefore, there is no market information.

Quarter Ended	High		Low
March 31, 2010	$	N/A	$	N/A
June 30, 2010		N/A		N/A
September 30, 2010		N/A		N/A
December 31, 2010		N/A		N/A
March 31, 2011		N/A		N/A
June 30, 2011		N/A		N/A
September 30, 2011		N/A		N/A
December 31, 2011	$	N/A	$	N/A

There is no closing price of our common stock as we are not reported.

(b) Holders

As of January 13, 2012, there were 36 holders of record of our common stock.

(c) Dividends.

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

None.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES.

None

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES

We have 1,420,000 shares of our common stock issued and outstanding as of January 13, 2012.

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available therefor.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights.

This stock is considered a penny stock as such Penny Stocks must, among other things:

·	Provide customers with a risk disclosure statement, setting forth certain specified information prior to a purchase transaction;
·	Disclose to the customer inside bid quotation and outside offer quotation for this Penny Stock, or, in a principal transaction, the broker-dealer's offer price for the Penny Stock;

·	Disclose the aggregate amount of any compensation the broker-dealer receives in the transaction;
·	Disclose the aggregate amount of the cash compensation that any associated person of the broker-dealer, who is a natural person, will receive in connection with the transaction;

·	Deliver to the customer after the transaction certain information concerning determination of the price and market trading activity of the Penny Stock. Non-stock exchange and non-NASDAQ stocks would not be covered by the definition of Penny Stock for:

(i)   issuers who have $2,000,000 tangible assets ($5,000,000 if the issuer has not been in continuous operation for 3 years);

(ii)  transactions in which the customer is an institutional accredited investor; and

    (iii) transactions that are not recommended by the broker-dealer.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Preferred Stock

We have authorized 5,000,000 shares of preferred stock of which none are issued and outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by California General Corporation Law, our articles of incorporation and our bylaws. Certain provisions of the California Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in our control. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors—We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under California law.

Dividends

Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company’s Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

Trading of Securities in Secondary Market

There is currently no trading of our securities in any markets.

Rules 504, 505 and 506 of Regulation D

We do not intend to conduct a registered offering of our securities at this time.

Transfer Agent

Currently the Company acts as its own transfer agent. However, the Company plans to appoint a different transfer agent within the next six months.

(b) Debt Securities.

None.

(c) Other Securities To Be Registered.

None.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The California Corporations Law, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of us as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

MYSKIN, INC.

Financial Statement

December 31, 2011 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MySkin, Inc.

Newport Beach, California

We have audited the accompanying balance sheets of MySkin, Inc., (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit considered internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of its operations, changes in equity and its cash flows for years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations has an accumulated deficit of $121, 994 as of December 31, 2011. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from such uncertainty.

/s/ Anton & Chia LLP

Newport Beach, California

January 13, 2012

 MYSKIN, INC.

BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$56,294	$3,608
Accounts receivable	—	931
Accounts receivable, related party	716	—
Inventory	7,088	11,627
TOTAL CURRENT ASSETS	64,098	16,166
Equipment, net of accumulated depreciation of $70,661 and $48,626 at 2011 and 2010, respectively	39,043	53,106
TOTAL ASSETS	$103,141	$69,272

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$26,640	$19,482
Due related party	—	43,224
Note payable	50,000	—
TOTAL CURRENT LIABILITIES	76,640	62,706

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value, 5,000,000 shares authorized, zero issued and outstanding at December 31, 2011 and 2010	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 issued and outstanding at December 31, 2011 and 2010	1,420	1,420
Additional paid in capital	147,075	86,575
Accumulated deficit	(121,994)	(81,429)
Total stockholders' equity	26,501	6,566
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$103,141	$69,272

See accompanying notes to financial statements.

MYSKIN, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2011	2010
Total Revenue	$75,856	$62,337
Cost of Sales	61,584	41,782
GROSS PROFIT	14,272	20,555

Selling, general and administrative expenses	54,837	44,003
Net operating loss	40,565	23,448
Other income	—	12,915
NET (LOSS)	$(40,565)	$(10,533)
NET LOSS PER SHARE OF COMMON STOCK	$(0.03)	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,420,000	1,420,000

See accompanying notes to financial statements.

MYSKIN, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2011 AND 2010

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
BALANCE, DECEMBER 31, 2009	1,420,000	$1,420	$86,575	$(70,896)	$17,099
Net loss				(10,533)	(10,533)
BALANCE, DECEMBER 31, 2010	1,420,000	1,420	86,575	(81,429)	6,566
Capital contribution			60,500		60,500
Net income				(40,565)	(40,565)
BALANCE, DECEMBER 31, 2011	1,420,000	$1,420	$147,075	$(121,994)	$26,501

See accompanying notes to financial statements.

MYSKIN, INC.

 STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2011 AND 2010

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(40,565)	$(10,533)
Adjustments to reconcile net loss to net cash provided by / (used) in operating activities:
Depreciation and amortization	22,036	20,360
Changes in operating assets and liabilities:
Accounts receivable	931	(827)
Accounts receivable, related party	(716)	268
Inventory	4,539	(5,436)
Accounts payable and accrued expenses	7,157	(21,694)
Accounts payable and accrued expenses – related parties	(43,224)	15,523
Net cash used in operating activities	(49,842)	(2,339)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(7,972)	—
Net cash used in investing activities	(7,972)	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution, related party	60,500	—
Issuance of note payable	50,000	—
Net cash provided by financing activities	110,500	—
NET INCREASE / (DECREASE) IN CASH & CASH EQUIVLANTS	52,686	(2,339)
CASH, Beginning of year	3,608	5,947
CASH, End of year	$56,294	$3,608

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received / (paid) during the year:
Interest	$—	$—
Income Taxes	$—	$—

See accompanying notes to financial statements.

MYSKIN, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — MySkin, Inc. (“MySkin” or the “Company”), a California corporation, was incorporated on November 15, 2007.   We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.

MySkin offers management services to MedSpas which provide skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, chemical peels and other age-management services. These MedSpas take a comprehensive approach to skin care, by offering a wide ranch of services. Our management services include, but are not limited to, marketing, capital, facilities, equipment, administration, personnel and management expertise for MedSpas. Utilizing electronic medical records, vendor relationships and customer service protocols, we intend to brand and replicate our management services with other doctors and practitioners in demographically selected metropolitan areas.

Whereas many practitioners understand how to provide various services, many do not desire to or understand how to set up and properly run a business. We partner with these practitioners to help them focus on providing the best services possible. If successful in this area we plan to offer similar services in age-management medicine centers. .

We lease the facility for our center and have completed improvements in the facility that houses the MedSpa business.  We own all of the equipment utilized in the MedSpa, and we provide all of the administrative and sales support on all non-medically related areas.

On March 1, 2009, we entered into a Facilities and Management Services Agreement with Maria Teresa Agner, MD, Inc. (“MTA”) a California profession corporation pursuant to which we granted MTA the rights to operate advanced skin services in our current center.  MTA is a related party as Marichelle Stoppenhagen, our president and principle shareholder, owns 49% of MTA. As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice (collectively, "Management Expenses"). MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month (“Service Fee”).

Given sufficient capital, we plan to acquire and grow our locations nationwide through partnering with physicians to develop new MedSpas, acquiring failed MedSpas, and by opening new store locations near young retirement communities.

Going Concern — The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered losses from operations since its inception and has an accumulated deficit of $121,994 and a stockholder’s equity of $26,501 at December 31, 2011.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the recovery of the Company’s assets is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempts to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation— The financial statements reflect the financial position, results of operations and cash flows of the Company in conformity with United States Generally Accepted Accounting Principles.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.  The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned.  When the Company expects that there is less than a 10% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts.  The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market.  Cost is determined using standard costs, which approximates the first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to five years.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows the Company has attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — The Company records revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Income Taxes — Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

The Company follows the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of FIN 48, the Company makes a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Loss Per Share — The Company computes net loss per share in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share.” Under the provisions of SFAS No. 128, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  The dilution loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock that are not anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to credit risk consist of cash and accounts receivable.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution are not insured by the FDIC.  Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers.  The Company performs ongoing credit evaluations of its customers and generally requires partial deposits.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses.  The carrying values of cash, accounts receivable and accounts payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements — With the exception of those listed below, there have been no recent accounting pronouncements or changes in accounting pronouncements that are of material significance, or have potential material significance, on our financial position, results of operations or cash flows.

In February 2010, the FASB issued Accounting Standards Update 2010-09 (ASU 2010-09), Subsequent Events (Topic 855), amending guidance on subsequent events to alleviate potential conflicts between FASB guidance and SEC requirements. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately and we adopted these new requirements for the period ended March 31, 2010. The adoption of this guidance did not have a material impact on our financial statements.

In January 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-06 (ASU 2010-06), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This amendment to Topic 820 has improved disclosures about fair value measurements on the basis of input received from the users of financial statements. This is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the provisions of ASU 2010-06 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-29, “Business Combinations (Topic 805): Disclosures of Supplementary Pro Forma Information for Business Combinations” (ASU 2010-29), which specifies that pro forma disclosures for business combinations are to be reported as if the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The pro forma disclosures must also include a description of material, nonrecurring pro forma adjustments. ASU 2010-29 is effective for business combinations with an acquisition date of January 1, 2011 or later. Adoption of the new requirement did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. The amendments result in common fair value measurement and disclosure requirements in U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRSs), and do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices. The amendments in this update are effective during interim and annual periods beginning after December 15, 2011. Adoption of the new requirement is not expected to have an effect on the Company’s financial position, results of operations or cash flow.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”. In this update, FASB eliminated the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The amendments in this update are effective for fiscal years, and interim periods within these years, beginning after December 15, 2011. Adoption of the new requirement is not expected to have an effect on the Company’s financial position, results of operations or cash flow.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles –Goodwill and Other (Topic 350). ASU No. 2011-08 redefines the approach to goodwill impairment testing by providing companies with the option to qualitatively evaluate the likelihood of impairment before proceeding to Step 1 of the impairment test (i.e. comparison of the fair value of a reporting unit to its carrying value). The amendment also provides more guidance on the types of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued, or for nonpublic entities, that have not been made available for issuance. Adoption of the new requirement is not expected to have an effect on the Company’s financial position, results of operations, cash flow and the annual goodwill impairment test.

NOTE 2 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers, we do not believe that significant credit risk exists at December 31, 2011 and 2010. We perform ongoing evaluations of our customers.

The Company maintains its cash balances in one financial institution that does not exceed amounts insured by the Federal Deposit Insurance Corporation up to $250,000, per financial institution.  As of December 31, 2011 and 2010, the Company had no deposits that exceeded federally-insured amounts.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 3 – INVENTORY

During the year ended December 31, 2010, the Company experienced a loss of inventory when a vehicle crashed into its building. The inventory consisted of consumables and perishables used in Botox and laser skin treatments. Amounts lost amounted to $5,621 and are classified in Other Income (Loss) on the Company’s Statement of Operations for the year ended December 31, 2010.

NOTE 4 - RELATED PARTIES

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

On March 1, 2009, we entered into a Facilities and Management Services Agreement with Maria Teresa Agner, MD, Inc. (“MTA”) a California profession corporation pursuant to which we granted MTA the rights to operate advanced skin services in our current center.  As a result, MTA is responsible for hiring all physicians and nurse practitioners who operate in the MedSpa. Under this agreement, we pay all costs and expenses reasonably related to the provision of our services, including but not limited to office rent, utilities and other occupancy costs, compensation benefits and employment costs associated with all non-licensed personnel, general liability insurance, equipment lease and maintenance costs, advertising and promotion, support personnel and contracted consultants, office supplies, and all such other direct and indirect expenses reasonably incurred by Company respecting the provision of the Management Services for the Practice (collectively, "Management Expenses"). MTA, in addition to reimbursement of Management Expenses, a monthly service fee equal to forty percent (40%) of revenue, is payable, with a minimum amount of $2,500 per month (“Service Fee”). Ms. Stoppenhagen, our president, owns a minority interest of MTA.

NOTE 5 – NOTE PAYABLE

In December 2011, we entered into a Revolving Promissory Note (the “Note”) with Marichelle Stoppenhagen, our president.  Under the terms of the Note, Marichelle Stoppenhagen agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until December 31, 2012.  All advances shall be paid on or before December 31, 2012 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.   As of December 31, 2011, there was $50,000 owed under the note.

NOTE 6 – INCOME TAX

For the years ended December 31, 2011 and 2010, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded.  In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2011 and 2010, the Company had approximately $121,994 and $81,429 of federal and state net operating losses, respectively.  The net operating loss carryforwards, if not utilized, will begin to expire in 2027. The provision for income taxes consisted of the following components for the years ended December 31:

Components of net deferred tax assets, including a valuation allowance, are as follows at:

	December 31,
	2011	2010
Deferred tax assets:
Deferred tax assets	42,698	28,500
Valuation allowance	(42,698)	(28,500)
Total deferred tax assets	$-0-	$-0-

The valuation allowance for deferred tax assets as of December 31, 2011 and 2010 was $42,698 and $28,500, respectively.  In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2011 and 2010, and recorded a full valuation allowance.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2011 and 2010:

  2011 & 2010

Federal statutory tax rate  (35.0) %

Permanent difference and other 35.0%

Effective tax rate 0.0%

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period from December 31, 2011 and 2010, the date of these financial statements, through January 13, 2012, which represents the date the Company intends to file these financial statements with the Securities and Exchange Commission. Pursuant to the requirements of ASC 855, Subsequent Events there were no events or transactions occurring during this subsequent event reporting period that require recognition or disclosure in these financial statements.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements

The financial statements included in this Registration Statement on Form 10 are listed in Item 13.

(b) Exhibits

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
10.1	Facilities and Management Services Agreement	Filed herewith
10.2	Revolving Promissory Note and Security Agreement	Filed herewith
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Anton & Chia, LLP	Filed herewith.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

January 13, 2012	MYSKIN, INC.

By: /s/ MARICHELLE STOPPENHAGEN
Name: Marichelle Stoppenhagen
Title: President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Marichelle Stoppenhagen his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Marichelle Stoppenhagen Marichelle Stoppenhagen	President, Chief Financial Officer, Secretary, Treasurer and Director	January 13, 2012